Exhibit 99.1

Item 6.	Selected Financial Data

The following selected financial data should be read in conjunction with our consolidated financial statements and related notes thereto and with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 10-K. Notwithstanding the legal form of the MSV Exchange Transactions, the MSV Exchange Transactions have been accounted for as a reverse acquisition under the purchase method of accounting with MSV considered the accounting acquirer for financial reporting purposes. As such, SkyTerra’s historical financial statements prior to September 25, 2006 are the historical financial statements of MSV. The consolidated financial statements of MSV have been retroactively restated to reflect the recapitalization of MSV with the 39,596,432 shares of our common stock issued to MSV equity holders in the MSV Exchange Transactions.

The selected consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 are derived from MSV’s consolidated financial statements which have been audited by independent auditors. The selected consolidated statements of operations data for the years ended December 31, 2001 and 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002 and 2003 are derived from MSV’s consolidated financial statements, which are not included in this Form 10-K.

	Years Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands, except per share data)
Statements of operations data:
Total revenues	$2,095	$24,854	$27,124	$29,007	$29,381
Total operating expenses	18,251	43,984	44,128	55,762	68,534
Loss from continuing operations before other income (expense)	(16,156)	(19,130)	(17,004)	(26,755)	(39,153)
Net loss	(16,524)	(26,167)	(28,000)	(33,455)	(40,955)
Basic and diluted loss per share	(1.23)	(1.47)	(1.54)	(1.30)	(1.03)

	December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$3,629	$5,582	$3,982	$129,124	$59,925
Restricted cash	4,008	653	74	75	6,264
Investments	—	—	—	—	52,278
Total assets	162,664	144,295	130,819	246,223	216,784
Current liabilities	11,999	10,555	10,372	11,873	11,811
Accrued interest, net of current portion	768	9,340	16,275	—	—
Long-term deferred revenue, net of current portion	18,970	16,634	20,866	20,690	23,243
Vendor note payable, net of current portion	—	—	916	696	470
Notes payable to investors	81,500	84,500	82,925	—	—
Total stockholders’ equity (deficit)	49,427	23,266	(984)	212,964	181,260